Free Writing Prospectus

Filed Pursuant to Rule 433

Dated May 6, 2016

Registration Statement No. 333-208748

Relating to

Prospectus Supplement dated May 6, 2016

First Internet Bancorp Announces “At-The-Market” Offering of Common Stock

Fishers, Indiana, May 6, 2016 – First Internet Bancorp (the “Company”) (NASDAQ: INBK), the parent company of First Internet Bank (the “Bank”) (www.firstib.com), announced today that it has filed a prospectus supplement under which it may sell up to $25,000,000 of its common stock through an “at-the-market” equity offering program.

The Company intends to use the proceeds from any sales for general corporate purposes, which may include contributing capital to the Bank to support organic growth and repaying or redeeming existing indebtedness. The Company does not have any immediate plans, arrangements or understandings relating to any material acquisition.

The shares will be offered through Sandler O’Neill + Partners, L.P., as sales agent.  Sales of common stock, if any, will be made from time to time in negotiated transactions at market prices prevailing at the time of a sale or at negotiated prices, or as otherwise agreed with the sales agent, and, as a result, sale prices may vary.

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) a prospectus supplement to the prospectus contained in its existing shelf registration statement on Form S-3 (file no. 333-208748) for the offering of common stock described in this communication.  Sales in the at-the-market program, if any, will be made pursuant to the prospectus and prospectus supplement.  “At-the-Market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, include sales made directly on or through the NASDAQ Capital Market, or another market for the Company’s common stock, and sales made through a market maker other than on and exchange or otherwise.  Before you invest, you should read the prospectus, prospectus supplement relating to the at-the-market program and other documents the Company has filed with the SEC for more complete information about the Company and the at-the-market program.  You may obtain copies of the prospectus supplement and accompanying prospectus relating to the offering without charge by visiting the SEC’s website at www.sec.gov, or from Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations (1-866-805-4128).

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any security of the Company, which is made only by means of a prospectus supplement and related prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About First Internet Bancorp
First Internet Bancorp is the parent company of First Internet Bank, which opened for business in 1999 as the nation’s first state-chartered, FDIC-insured institution to operate solely via the Internet.  With customers in all 50 states, First Internet Bank offers consumers services including checking, savings, money market, certificates of deposit and IRA accounts as well as consumer loans, residential mortgages, residential construction loans and home equity products.  For commercial clients, it provides commercial real estate loans, commercial and industrial loans and treasury management services.  First Internet Bank has been recognized as one of the “Best Banks to Work For” by American Banker Magazine, a “Best Place to Work in Indiana” by a consortium of statewide resources, and a “Top Workplace” by The Indianapolis Star.  Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements regarding the timing and nature of future sales of Company securities, uses of proceeds from the same, and plans relating to future acquisitions. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: decreases in the prevailing market price of our securities available for sale in the at-the-market program, failures of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this communication, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Contact information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
(317) 428-4628	Senior Vice President, Retail Banking
investors@firstib.com	(317) 532-7906
nlorch@firstib.com